Exhibit 10.26(f)

trwh

March 14, 2018

Mr. Glenn Carlin

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Re:	Equity Award Put Changes

Dear Participant

Twin River Worldwide Holdings, Inc. (the “Company”) previously granted you one or more options to purchase shares of the Company’s common stock and/or restricted stock unit awards pursuant to one or more applicable Nonqualified Stock Option Agreements and/or Restricted Stock Unit Award Agreements (collectively, and as amended, the “Award Agreements”). Any capitalized term not defined in this letter agreement will have the meaning under the applicable Award Agreement.

The Award Agreements previously provided you the ability to sell to the Company a specified number of shares (or to surrender stock options for spread value) in April or October of each year, subject to certain limitations. However, the Company will now instead allow you to exercise these rights during each ten trading day period beginning on the second trading day after the date on which the Company has announced (by posting on its investor data site) quarterly or annual earnings and conducted a conference call with shareholders (each such period, a “Window”). As such, it is expected that there will be four Window periods each year. The first Window is expected to open in connection with the Company’s fourth quarter 2017 shareholder conference call in April 2018 (the “April 2018 Window”). However, no Window (including, without limitation, the April 2018 Window) will open if the Board of Directors of the Company (the “Board”) determines that circumstances exist which make opening that Window inadvisable. The Company will notify you of any such determination.

The sale price will be the most recent average of the bid-ask prices quoted to the Company by a market maker for the most recent trading day prior to the opening of the relevant Window, and will be communicated to you promptly after the opening of the Window.

In the event that the Company would otherwise be required during any Window to purchase or cancel shares in excess of the amount permitted, including without limitation by any regulatory agreement or the Company’s financing agreements, then your requested share repurchase will be pro-rated (based on a fraction equal to the maximum value of shares the Company would be permitted to repurchase during the applicable Window, divided by the total value of all requested share repurchases during the applicable Window).

Twin River Worldwide Holdings, Inc. 100 Twin River Road, Lincoln, RI 02865 401.475.8474

Any interpretation of this letter agreement by the Board or its Compensation Committee will be conclusive and binding on you.

Your Award Agreements will be amended hereby to the extent set forth herein by your execution of this letter agreement and return of it to Craig Eaton (email: ceaton@twinriver.com). Except as amended hereby, each Award Agreement will remain in full force and effect in accordance with its terms.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:	/s/ Craig Eaton
Name: Craig Eaton
Title: Sr. VP and General Counsel

Please acknowledge your agreement by signing below:

Signature:	/s/ Glenn Carlin

Printed Name:  Glenn Carlin